EXHIBIT 23.2


                             Allens Arthur Robinson
                        13/F, Shanghai Senmao Int'l Bldg.
                             101 Xin Cheng East Road
                                 Pudong New Area
                               Shanghai 200120 PRC


COL China Online International Inc.
3177 South Parker Road
Aurora, Colorado 80014



7 June, 2000


Dear Sirs,

RE: PRC MATTER

1. In accordance with our instructions, we have provided this letter in connection with a legal opinion issued by Shanghai Xing Ye Law Firm dated 29 April 2000. Their legal opinion relates to a series of transactions involving Shenzhen Rayes Group Company Ltd. and Shenzhen Rayes Electronic Network System Company Ltd. (the legal opinion)

2. The legal opinion refers to the fact that Shanghai Xing Ye Law Firm examined documents relating to:

a. The structure of Shenzhen Rayes Group Company Ltd. (the relevant documents are listed under the heading A. Rayes Group Structure in the legal opinion)
b. The structure of Shenzhen Rayes Electronic Network System Company Ltd. (the relevant documents are listed under the heading B. Rayes Electronic System Structure in the legal opinion).
c. Commercial agreements involving Shenzhen Rayes Group Company Ltd. and Shenzhen Rayes Electronic Network System Company Ltd. (the relevant documents are listed under the heading C. Commercial Contracts).

3. The legal opinion states that in providing the legal opinion, Shanghai Xing Ye Law Firm referred to the Chinese language documents and not to English translations.

4. We were provided with English translations of the Chinese language documents referred to above and the legal opinion with attachments.

5. We have been requested to confirm that there is no material difference between the English translations and Chinese language documents reviewed by Shanghai Xing Ye Law Firm for the purposes of the legal opinion. A number of the English translations initially provided to us did contain errors and material differences. Where necessary, we amended the English translation to more accurately reflect the Chinese language document. Please note that

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     we did not at any stage translate an entire document or make any correction or alteration to the translation provided to us unless such correction was necessary to correct a material difference as that term is used in this letter. Allens Arthur Robinson, Shanghai Office


6. We were not involved in the preparation of any Chinese original document other than the document listed in the legal opinion at item C. 5 and described as "Share purchase agreement between various persons described as the owners of shares in Shanghai Tongji Construction Materials Technology Sales Service Company Ltd. and Rayes Electronic System dated Oct. 1999 ("Share Purchase Agreement"). Accordingly we do not confirm or give any opinion in relation to the original Chinese drafting of any document referred in the opinion. In particular we note that a number of the commercial contracts appear to have been drafted using colloquial language, that the use of terminology is inconsistent and the style of drafting less than precise. Where the Chinese language document is itself unclear the English translation is also unclear. We also note that a number of the English translations have grammatical errors and that the documents are generally not well drafted. We accept no responsibility for the overall standard, style or presentation of the Chinese language documents or English translations.

7.   Confirmation

     We confirm that subject to our comments above there is no material difference between the Chinese language documents referred to in the legal opinion and the English translations attached to this letter. In this context, no material difference means that the English translation conveys in English a reasonable indication of the meaning of the Chinese language document. Where the Chinese original is drafted in a manner which leaves open a number of interpretations or translations then so long as the English version conveys one of the available translations or interpretations then this is not regarded as a material difference for the purposes of this letter. We do not vouch for the completeness or commercial sense of any document or that it accurately reflects the intention of the parties.

8. Our statement of "no material difference" applies only to the English translation attached to this letter and the Chinese documents included in the legal opinion and not to any other version of any document.


Yours sincerely,


/s/ Seamus Cornelius
--------------------
Seamus Cornelius